REVOLVING LINE OF CREDIT
PROMISSORY NOTE

$25,000,000.00 March 7, 2022

FOR VALUE RECEIVED, HARBOR CUSTOM DEVELOPMENT, INC., a Washington corporation (the "Borrower"), whose address is 11505 Burnham Drive, Gig Harbor, Washington 98332, promises to pay to the order of BANKUNITED, N.A., a national banking association ("Bank"), at the offices of Bank at 14817 Oak Lane, Miami Lakes, Florida 33016, or at such other place as the holder of this Note may from time to time designate, the principal sum of Twenty-Five Million and No/100 Dollars ($25,000,000.00) or so much as may be advanced and is outstanding under this Note, in lawful money of the United States of America, and to pay interest on the principal amount remaining from time to time outstanding from the date hereof until due in accordance with the terms of this Note.

This Note is issued pursuant to, and is subject to, the terms and conditions of a Loan Agreement of even date herewith by and among Borrower, Bank, and the guarantor of this Note (the "Loan Agreement"). Any capitalized terms not defined therein shall have the meaning ascribed to such terms in the Loan Agreement.

This Note evidences a revolving credit facility in which Borrower may borrow, repay and reborrow the principal amount of this Note in accordance with and subject to the terms and conditions of this Note and the Loan Agreement.

The unpaid principal balance of this Note from day to day outstanding which is not past due, shall bear interest at a fluctuating rate of interest per annum equal to the Daily Simple SOFR plus the Applicable Margin ("Interest Rate"), provided, however, in no event shall the Daily Simple SOFR be less than 0.0% per annum.

Definitions. As used in this Note, the following terms shall have the meanings set forth below:

"ABR" means a base rate that Lender deems comparable to Daily Simple SOFR, within Bank's reasonable discretion. At any time when the ABR shall apply pursuant to the terms of this Note, the Lender shall deliver written notice to Borrower of such base rate. Bank agrees that the ABR shall not for a period of ninety (90) days be more than one-half percent (0.5%) higher than the most recent Daily Simple SOFR rate, and which limitation shall terminate at the end of such ninety day period.

"Business Day" means any day that is not a Saturday, Sunday or other day that is a legal holiday under the laws of the State of New York or is a day on which banking institutions in such state are authorized or required by Law to close; provided that, when used in connection with a SOFR Loan, the component of a Benchmark based upon SOFR or any other calculation or determination involving SOFR, the term "Business Day" means any such day that is also a U.S. Government Securities Business Day. For the avoidance of doubt, limitations on the operations of commercial banks due to the outbreak of a

contagious disease, epidemic or pandemic, or any quarantine, shelter-in-place or similar or related directive, will not prevent a day that would otherwise be a Business Day hereunder from so being a Business Day.

"Daily Simple SOFR" means, for any day (a "SOFR Interest Day"), an interest rate per annum equal to the greater of (a) SOFR for the day that is five (5) Business Days prior to such SOFR Interest Day and (b) the Floor. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

"Floor" means 0.0% per annum.

"Interest Period(s)" shall mean a period of one (1) month, provided that (i) the initial Interest Period may be less than one month, depending on the initial funding date and (ii) no Interest Period shall extend beyond the Maturity Date (as defined herein) of this Note.

"Interest Rate Determination Date" shall mean the date this Note is initially funded and thereafter the fifth (5th) of each successive month.

"Prime Rate" means, on each day (a "Determination Date") on which it is determined, the Prime Rate as published or quoted on that Determination Date (or if none is published or quoted on that Determination Date because the Determination Date is a Saturday, Sunday or legal holiday, as most recently theretofore published) by The Wall Street Journal (or, if more than one Prime Rate is so published, the average thereof, or, if a range of Prime Rates is so published, the average of the highest and lowest thereof) or, if The Wall Street Journal ceases or fails to be published or to publish a Prime Rate, or publishes a misprint thereof, a substantially comparable index established or selected by the Lender.

"SOFR" means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate published by the SOFR Administrator on the SOFR Administrator's Website on that Business Day.

"SOFR Administrator" means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

"SOFR Administrator's Website" means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

"U.S. Government Securities Business Day" means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

Definitions for Benchmark Replacement

"Available Tenor" means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any

tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.

"Benchmark" means, initially, Daily Simple SOFR, provided that if a Benchmark Transition Event, and its related Benchmark Replacement Date have occurred with respect to Daily Simple SOFR or the then-current Benchmark, then "Benchmark" means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has become effective pursuant to the terms and conditions of this Note.

"Benchmark Replacement" means with respect to any Benchmark Transition Event the sum of (a) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Bank as the replacement for such Available Tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar denominated syndicated or bilateral credit facilities at such time; provided that, if the Benchmark Replacement as determined above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

"Benchmark Replacement Conforming Changes" means, with respect to any Benchmark Replacement, any technical, administrative, or operational changes (including changes to the definition of "Business Day," the definition of "Interest Period," if any, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions and other technical, administrative or operational matters) that Bank decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Bank in a manner substantially consistent with market practice (or, if Bank decides that adoption of any portion of such market practice is not administratively feasible or if Bank determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as Bank decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

"Benchmark Replacement Date" means the earlier to occur of the following events with respect to then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of "Benchmark Transition Event," the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of "Benchmark Transition Event," the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the

Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the "Benchmark Replacement Date" will be deemed to have occurred with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

"Benchmark Transition Event" means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a "Benchmark Transition Event" will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

"Benchmark Unavailability Period" means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section titled "Benchmark Replacement Setting" and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with the terms and conditions of this Note.

"Corresponding Tenor" with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

"Reference Time" with respect to any determination of the Benchmark means the time determined by Bank in accordance with the Benchmark Replacement Conforming Changes.

"Relevant Governmental Body" means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

"SOFR Unavailability Period" means, the period (if any) (a) beginning at the time that either (i) the SOFR Administrator permanently or indefinitely has ceased to provide SOFR or (ii) the SOFR Administrator has announced that SOFR is no longer representative and (b) ending at the time that either (i) the SOFR Administrator has resumed providing SOFR or (ii) the SOFR Administrator has announced that SOFR is representative, as applicable.

"Unadjusted Benchmark Replacement" means the Benchmark Replacement excluding the Benchmark Replacement Adjustment."

Benchmark Replacement Setting.

(A) Replacing SOFR and Future Benchmarks. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. New York City on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to Borrower without any amendment to this Note or any other Loan Document, or further action or consent of Borrower.

(B) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, Bank will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of Borrower.

(C) Notices: Standards for Decisions and Determinations. Bank will promptly notify Borrower of (i) any occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Bank pursuant to this Section titled "Benchmark Replacement Setting," including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any

selection, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from Borrower.

(D) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Bank in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then Bank may modify the definition of "Interest Period, " if any, for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then Bank may modify the definition of "Interest Period, " if any, for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(E) Benchmark Unavailability Period. Upon Borrower's receipt of notice of the commencement of a Benchmark Unavailability Period, the Loan shall bear interest at the ABR for each Interest Period during the Benchmark Unavailability Period.

- Inability to Determine Rates. If the Bank determines (which determination shall be conclusive and binding on the Borrower) that "Daily Simple SOFR" or the then current Benchmark cannot be determined pursuant to the definition thereof other than as a result of a Benchmark Transition Event, the Bank will promptly so notify the Borrower. Upon notice thereof this Note shall bear interest at the ABR.

- Inability to Determine Rates. If SOFR or the then-current Benchmark cannot be determined pursuant to the definition thereof other than as a result of a Benchmark Transition Event, Bank shall have the right to designate a comparable index, determined by Bank, in Bank's sole discretion, by notification to Borrower.

Interest payable under this Note shall be computed daily based on the outstanding principal balance of this Note determined as of the close of business on each day, and shall be calculated on the actual number of days elapsed and on a basis of a 360-day year.

Commencing on April 1, 2022 and continuing monthly on the same day of each and every month thereafter, accrued interest only shall be due and payable under this Note. All amounts outstanding under this Note, if not sooner paid, shall be due and payable on March 7, 2024 (the "Maturity Date").

Borrower hereby authorizes Bank to affect payment of sums due under this Note by means of debiting Borrower's Account No. 9855595485 at Bank. Such authorization shall not affect the obligation of Borrower to pay any sums due under this Note when due, without notice, if there are insufficient collected collateral funds in such account to make such payments in full on the due

date hereof. If a payment is due on a day that is not a Business Day, the payment shall be deducted from such account on the next Business Day.

After the maturity or due date of this Note, whether at the stated maturity, by acceleration, or otherwise, interest shall accrue on the principal amount remaining unpaid at a rate of equal to the interest rate that is otherwise applicable to principal outstanding under this Note plus three percent (3.0%) per annum (the "Default Rate").

Notwithstanding the foregoing, however, in no event shall the interest charged exceed the maximum rate of interest allowed by applicable law, as amended from time to time. Bank does not intend to charge any amount of interest or other fees or charges in the nature of interest that exceeds the maximum rate allowed by applicable law. If any payment of interest or in the nature of interest hereunder, together with all other payments of interest or in the nature of interest, would cause the foregoing interest rate limitation to be exceeded, then such excess payment shall be credited as a payment of principal unless Borrower notifies Bank in writing that Borrower wishes to have such excess sum returned, together with interest at the pre-default rate of interest specified above.

If any payment of interest or principal plus interest (other than the principal and interest due on the Maturity Date) is more than ten (10) days late, Borrower agrees to pay Bank a late charge equal to five percent (5.0%) of the payment (the "Late Fee"). The provisions of this Note establishing a Late Fee shall not be deemed to extend the time for any payment due or to constitute a "grace period" giving Borrower a right to cure such default.

Each payment and prepayment by Borrower of principal or interest hereunder shall be made in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debt. If any installment of principal or interest hereunder becomes due and payable on a day other than a business day, the due date thereof shall be extended to the next succeeding business day, and, in the case of principal, interest shall be payable during the extension at the annual rate specified herein for the payment of interest before maturity.

Unless otherwise specified herein, payments of this Note shall be applied by Bank first to interest and lawful charges then accrued, and then to principal. Borrower hereby authorizes Bank, if and to the extent that payment owed to Bank hereunder is not made when due, to charge from time to time against any or all of Borrower's accounts with Bank with respect to any such accounts that are not specifically for Borrower escrows and do not have any funds that are owned by the Borrower, in which event Bank will give prompt notice to Borrower of such charge; provided, however, that the failure to give such notice shall not affect the validity of such charge.

This Note can be prepaid in whole or in part without payment of any prepayment premium.

Each partial prepayment of this Note shall be applied by Bank first to interest and lawful charges then accrued and then to principal, and shall not postpone the due date or change the amount of any subsequent installment, except in the inverse order of maturity thereof.

The payment of this Note and all extensions, renewals, or any modifications hereof (collectively called "Liabilities") is secured by a lien on or security interest in certain personal property of Borrower, and all proceeds thereof (the "Collateral"), as described more fully in the

Security Agreement of even date herewith from Borrower in favor of Bank (the "Security Agreement") (collectively, together with this Note, the Loan Agreement, and any other documents executed pursuant to this Note, the Loan Agreement, or the Security Agreement, all as may be amended, renewed, increased, restated, replaced, or otherwise modified from time to time, the "Loan Documents").

Additions to, releases, reductions, or exchanges of, or substitutions for the Collateral, payments on account of the loan evidenced by this Note or increases of the same, or other loans made partially or wholly upon the Collateral, may from time to time be made without affecting the provisions of this Note or the Liabilities.

The occurrence of an Event of Default under the Loan Agreement shall constitute an Event of Default under this Note. Upon the occurrence of an Event of Default, Bank may, at its option, accelerate payment of the amounts outstanding under this Note and exercise any of the remedies available to Bank under the Loan Documents.

Borrower agrees to pay or reimburse Bank for all of its costs and expenses incurred in connection with the administration, supervision, collection, or enforcement of, or the preservation of any rights under, this Note or the obligation evidenced hereby, including without limitation, reasonable attorneys' fees actually incurred out of court, in trial, on appeal, in bankruptcy proceedings, or otherwise. Borrower agrees to promptly pay, indemnify, and reimburse Bank for, and hold Bank harmless against any liability for, any and all documentary stamp taxes, nonrecurring intangible taxes, or other taxes (other than income tax of the Bank), together with any interest, penalties, or other liabilities in connection therewith, that Bank now or hereafter determines are payable with respect to this Note, the obligations evidenced by this Note, any advances under this Note, any guaranties of this Note, or any mortgages or other security instruments securing this Note. The foregoing obligations shall survive the payment of this Note and shall be secured by all collateral that secures this Note.

All notices, requests, and demands to or upon the parties hereto, shall be provided in the manner required by the Loan Agreement.

This Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of Florida, excluding those laws relating to the resolution of conflicts between laws of different jurisdictions.

In any litigation in connection with or to enforce this Note, any endorsement or guaranty of this Note, or any of the other Loan Documents, Borrower irrevocably consents to and confers personal jurisdiction on the courts of the State of Florida or the United States courts located within the State of Florida. The parties agree that venue shall be in Miami-Dade County, Florida. Borrower agrees that service of process may be made on Borrower by mailing a copy of the summons and complaint by registered or certified mail, return receipt requested, to its address set forth in the Loan Agreement. Nothing contained herein shall, however, prevent Bank from bringing any action or exercising any rights within any other state or jurisdiction or from obtaining personal jurisdiction by any other means available by applicable law.

In the event that any one or more of the provisions of this Note is determined to be invalid, illegal, or unenforceable in any respect as to one or more of the parties, all remaining provisions

nevertheless shall remain effective and binding on the parties thereto and the validity, legality, and enforceability thereof shall not be affected or impaired thereby. If any such provision is held to be illegal, invalid, or unenforceable, there will be deemed added in lieu thereof a provision as similar in terms to such provision as is possible, that is legal, valid, and enforceable. To the extent permitted by applicable law, Borrower hereby waives any law that renders any such provision invalid, illegal, or unenforceable in any respect.

The obligations of Borrower under this Note shall be joint and several. The singular shall include the plural and any gender shall be applicable to all genders when the context permits or implies.

No delay or omission on the part of Bank in exercising any right or remedy hereunder shall operate as a waiver of such right or remedy or of any other right or remedy and no single or partial exercise of any right or remedy shall preclude any other or further exercise of that or any other right or remedy. Presentment, demand, notice of nonpayment, notice of protest, protest, notice of dishonor and all other notices are hereby waived by Borrower.

All rights and remedies of Bank under this Note and under any other Loan Documents are cumulative, and are not exclusive of any rights and remedies provided by law or in equity, and may be pursued singularly, successively, together, and may be exercised as often as the occasion therefor shall arise. The warranties, representations, covenants, and agreements made herein and therein shall be cumulative except in the event of irreconcilable inconsistency, in which case the provisions of the credit agreement, or, if none, this Note, shall control.

This Note may not be modified or amended nor shall any provision of it be waived except by a written instrument signed by the party against whom such action is to be enforced.

This Note shall be binding upon and inure to the benefit of Bank, its successors and assigns, and shall be binding upon Borrower and its respective heirs, legal representatives, successors, and assigns; provided, however, that no rights or obligations of Borrower shall be assigned without the prior written consent of Bank. In the event Bank transfers or assigns all of its obligations hereunder, Bank shall be relieved of all liability therefor arising from and after the date of such transfer.

Time is of the essence in the performance of this Note.

This Note may be executed in counterpart originals, no one of which need contain the signature of all parties, but all of which together shall constitute one and the same instrument.

Borrower and Bank (by its acceptance hereof) hereby knowingly, irrevocably, voluntarily, and intentionally waive any right to a trial by jury in respect of any litigation based on this Note, the Loan Documents, or any other document executed in connection with this Note or the Loan Documents, or arising out of, under, or in connection therewith, or any course of conduct, course of dealing, statements (whether oral or written), or actions of any party. This provision is a material inducement for Bank to enter into the transaction evidenced hereby.

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IN WITNESS WHEREOF, Borrower has executed this Note under seal to be effective as of the date first written above.

HARBOR CUSTOM DEVELOPMENT, INC., a
Washington corporation

By:____________________________
Jeff Habersetzer, as its
Chief Operating Officer

(Corporate Seal)